Exhibit H


                 Proposed Form of Notice


          Entergy Corporation (Entergy), 639 Loyola
Avenue, New Orleans, Louisiana 70013, a registered holding company, has filed a Declaration pursuant to Sections 6(a)(2), 7, and 12(e) of the Public Utility
Holding Company Act of 1935, as amended (Act), and Rule
62 under the Act.

          Entergy has entered into a merger agreement, dated as of July 30, 2000 (the Merger Agreement), among
Entergy, FPL Group, Inc. (FPL Group), WCB Holding Corp.
(Holdco), Ranger Acquisition Corp. (Ranger), and Ring
Acquisition Corp. (Ring).  Under the Merger Agreement,
Ranger, a Florida corporation and wholly-owned subsidiary of Holdco, will merge into FPL Group, a public utility holding company exempt from registration under Section
3(a)(1) of the Act pursuant to Rule 2 under the Act, with FPL Group being the surviving corporation. Ring, a Delaware corporation and wholly-owned subsidiary of Holdco, will merge into Entergy, with Entergy being the surviving corporation. The holders of Entergy and FPL common stock will exchange their shares for shares of Holdco common stock on terms and conditions, and in accordance with procedures, set forth in the Merger
Agreement. Upon completion of the merger, the holders of FPL Group common stock and Entergy common stock will together own all of the outstanding shares of Holdco common stock. Holdco will own all of the outstanding shares of the corporation surviving the merger of FPL
Group and Ranger and the corporation surviving the merger of Entergy and Ring (these transactions are referred to collectively as the "Merger"). Upon completion of the Merger, Holdco will register with the Commission under
Section 5 of the Act.

          The Merger Agreement makes the approval of that agreement by Entergy's shareholders one of the conditions precedent to completing the Merger. To obtain this approval, Entergy must convene a shareholders meeting at which the necessary vote by shareholders, either in person or by proxy, would be held. Entergy proposes to solicit proxies from its common shareholders for this purpose. Accordingly, it requests that an order authorizing the solicitation of proxies to be issued under Rule 62.

          At a later date, Entergy and FPL Group will file an application- declaration with this Commission requesting authority to complete the Merger.

          It appears to the Commission that Entergy's declaration regarding the proposed solicitation of proxies should be permitted to become effective immediately.

          IT IS ORDERED, under Rule 62 under the Act, that the declaration regarding the solicitation of proxies can become effective immediately, subject to the terms and conditions contained in Rule 24 under the Act.